As filed with the Securities and Exchange Commission on October 11, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TERADYNE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2272148
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

600 Riverpark Drive

North Reading, Massachusetts 01864

(Address of Principal Executive Offices including Zip Code)

LitePoint Corporation 2002 Stock Plan, as amended

(Full Title of the Plan)

Copy To:

Charles Gray, Esq. Teradyne, Inc. 600 Riverpark Drive North Reading, Massachusetts 01864 (978) 370-2700	Johan V. Brigham, Esq. Latham & Watkins LLP John Hancock Tower 200 Clarendon Street, 20th Floor (617) 948-6000

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.125 par value per share	2,828,344 (3)	$2.69 (4)	$7,608,245.36	$871.91

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 2,828,344 shares of the common stock of Teradyne, Inc. (the “Registrant”), par value $0.125 (the “Common Stock”), issuable pursuant to equity awards assumed by the Registrant in connection with its acquisition of LitePoint Corporation pursuant to the Agreement and Plan of Merger dated September 14, 2011, by and among the Registrant, LitePoint Corporation, Lager Acquisition Corp., and Michael Goguen as the Stockholder Representative (the “Merger Agreement”).
(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(3)	Consists of shares issuable under the LitePoint Corporation 2002 Stock Plan, as amended, assumed by the Registrant in connection with its acquisition of LitePoint Corporation.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1). The offering price per share is based upon the weighted average exercise price per share (as adjusted by the Option Ratio as defined in the Merger Agreement) of outstanding options to purchase 2,828,344 shares of common stock.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

EXPLANATORY NOTE

As a result of the consummation of the transactions contemplated by the Agreement and Plan of Merger dated September 14, 2011 (the “Merger Agreement”), by and among the Registrant, LitePoint Corporation (“LitePoint”), Lager Acquisition Corp. and Michael Goguen, as the Stockholder Representative, on October 5, 2011, the Registrant is assuming the outstanding options of LitePoint being registered pursuant to this Registration Statement. The adjustments made to determine the number of shares of the Registrant’s common stock, par value $0.125 per share (“Common Stock”), being registered pursuant to this Registration Statement were based on an Option Ratio (as defined in the Merger Agreement) of 1.8030 shares of the Registrant’s Common Stock to one share of LitePoint common stock, par value $0.01 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Teradyne, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 1, 2011 pursuant to Section 13 of the Securities Exchange Act of 2934, as amended (the “Exchange Act”).

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2011, filed with the SEC on August 12, 2011 pursuant to Section 13 of the Exchange Act.

3.	The Registrant’s Quarterly Report on Form 10-Q for the period ended April 3, 2011, filed with the SEC on May 13, 2011 pursuant to Section 13 of the Exchange Act.

4.	Each of the Registrant’s Current Reports on Form 8-K filed with the SEC pursuant to Section 13 of the Exchange Act on September 15, 2011, September 27, 2011 and October 6, 2011, in each case only to the extent filed and not furnished.

5.	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 14, 1970, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under any current or future item of Form 8-K (including current Items 2.02 or 7.01), in each case, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock registered hereby will be passed upon for us by Latham & Watkins LLP. Persons and entities affiliated with Latham & Watkins LLP beneficially own less than 1% of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act, under which the Registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of the Massachusetts Business Corporation Act provides that, before the final disposition of a proceeding, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is party to such proceeding because he is a director if he delivers to the corporation (a) a written affirmation of his good faith belief that he has met the relevant standard of good faith described in Section 8.51 of the Massachusetts Business Corporation Act or that the proceeding involves conduct for which liability has been eliminated pursuant to Section 2.02 of the Massachusetts Business Corporation Act and (b) a written undertaking with an unlimited general obligation of the director to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined, under Section 8.54 or Section 8.55 that he does not meet the relevant standard of conduct described in Section 8.51.

Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 2.02 of the Massachusetts Business Corporation Act provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions to under Sections 6.40 of the Massachusetts Business Corporation Act or (4) for any transaction from which the director derived an improper personal benefit.

Section 2 of Article VI of the Registrant’s by-laws provides that the Registrant will indemnify its officers and directors against any cost, expense (including attorneys’ fees), judgment, liability and amount paid in settlement reasonably incurred by or imposed upon them in connection with any action, suit or proceeding to which such officer or director may become a party by reason of being or having been an officer or director of the Registrant, unless such indemnification is prohibited by the Massachusetts Business Corporation Act.

Section 8.57 of the Massachusetts Business Corporation Act also contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains director and officer liability insurance for the benefit of its directors and our officers and has entered into indemnification agreements with certain of its directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

EXHIBIT

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in the signature page to this registration statement).

99.1	LitePoint Corporation 2002 Stock Plan, as amended.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Reading, the Commonwealth of Massachusetts, on this 11th day of October, 2011.

TERADYNE, INC.

By:	/s/ Gregory R. Beecher
Gregory R. Beecher
Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

We, the undersigned officers and directors of Teradyne, Inc., hereby severally constitute and appoint Gregory R. Beecher and Michael A. Bradley, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Teradyne, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Albert Carnesale	Chair of the Board	October 11, 2011
Albert Carnesale

/s/ Michael A. Bradley	President and Chief Executive Officer and Director	October 11, 2011
Michael A. Bradley	(Principal Executive Officer)

/s/ Gregory R. Beecher	Vice President, Chief Financial Officer and Treasurer	October 11, 2011
Gregory R. Beecher	(Principal Financial and Accounting Officer)

/s/ James W. Bagley	Director	October 11, 2011
James W. Bagley

/s/ Daniel W. Christman	Director	October 11, 2011
Daniel W. Christman

/s/ Edwin J. Gillis	Director	October 10, 2011
Edwin J. Gillis

/s/ Timothy E. Guertin	Director	October 6, 2011
Timothy E. Guertin

/s/ Paul J. Tufano	Director	October 7, 2011
Paul J. Tufano

/s/ Roy A. Vallee	Director	October 11, 2011
Roy A. Vallee

EXHIBIT

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in the signature page to this registration statement).

99.1	LitePoint Corporation 2002 Stock Plan, as amended.